EXHIBIT 10.6

Date___________

EMPLOYEE NAME
ADDRESS

Re:	Severance Agreement

Dear FIRST NAME:

STRATA Skin Sciences, Inc., a Delaware corporation (the “Company”) considers it essential and in the best interests of its stockholders to foster the continuous employment of key management personnel. In this regard, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a termination of employment related to a change in control of the Company may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s senior management, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a termination of employment.

In order to induce you to remain in the employ of the Company, the Company agrees that you will receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Company is terminated under the circumstances described below.

1.          Term of Agreement.

The term of this Agreement will commence on the date above (the “Effective Date”) and will continue until termination of your employment in accordance with the terms of this Agreement. Notwithstanding the foregoing, if a Change in Control occurs after the Effective Date and during the term of this Agreement, this Agreement will continue in effect for a limited period of two (2) years after the date of such Change in Control, unless terminated sooner in accordance with this Agreement.

1.1 You acknowledge that your employment with the Company constitutes “at-will” employment and that, because you are an at-will employee, either you or the Company may terminate your employment at any time, upon written notice of termination within a reasonable period of time before the effective date of the termination, subject to the procedures and consequences set forth in this Agreement.

2.          Severance Benefits.

2.1 Termination by the Company without Cause or by You with Good Reason in connection with a Change in Control: If your employment hereunder is terminated by the Company other than for death, disability, or Cause or by you for Good Reason, in each case (i) during the six (6) month period prior to a Change in Control and it is reasonably demonstrated by you that your termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or anticipation of a Change in Control or (ii) on or within twenty-four (24) months after a Change in Control (such time periods, the “Protection Period”), you will be entitled to receive:

a.
Severance in an amount equal to your then annual base compensation then in effect (or immediately prior to any reduction resulting in a termination for Good Reason) for nine (9) months payable in equal installments, less applicable taxes and withholdings, pursuant to the Company's normal payroll procedures over nine (9) months.

b.
A pro-rata payment from the Company’s annual bonus plan for the fiscal year in which your termination occurred, equal to the payment you would have received had you remained in the employment of the Company through the end of such fiscal year, multiplied by a fraction, the numerator of which is the number of full months elapsed from the start of such fiscal year to the date of your termination of employment, and the denominator of which is 12. Such amount, if any, will be paid at the time such award would otherwise have been paid to other participants had your employment not terminated, but in no event later than two and one-half months following the end of such fiscal year.

c.
For a period of nine (9) months following your termination, you and your beneficiaries will remain eligible to participate, on the same terms and conditions as apply from time to time to the Company’s senior management generally, in the health, vision and dental programs of the Company; provided, however, that such eligibility will cease at such time as you become eligible to participate in comparable programs of a subsequent employer; and further provided that if you are precluded from participating in any such plan or program by its terms or applicable law, you will receive a dollar amount equal to the cost (estimated in good faith by the Company) of obtaining such benefits, or substantially similar benefits, within thirty (30) days following the date of your termination.

2.2 Good Reason: You will be considered to have terminated employment hereunder for Good Reason if such termination of employment is on account of any of the following actions by the Company, which occur during the Protection Period, without your express written consent:

a.	A reduction of your annual base compensation;

b.	Any material diminution of your positions, duties, or responsibilities;

c.	Any permanent reassignment of you to a location greater than sixty (60) miles from your primary residence; or

d.	A material breach by the Company of its obligations under this Agreement.

Notwithstanding the foregoing, a termination by you will not be for “Good Reason,” unless you have given the Company at least ten (10) business days written notice specifying the grounds upon which you intend to terminate your employment hereunder for “Good Reason”. In addition, any action or inaction by the Company which is remedied within thirty (30) days following such written notice will not constitute “Good Reason” for termination hereunder and will render such notice null and void.

2.3 Change in Control. The term "Change of Control" is defined as: (i) any "person," as such term is used in sections 13(d) and 14(d) of Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 75% or more of the total voting power represented by the Company's then outstanding voting securities; provided, however, that no Change of Control shall be deemed to occur by reason of the acquisition of securities of the Company by one or more investors in the Company in capital-raising transactions; (ii) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the outstanding capital stock of the Company; (iii) a merger or consolidation in which the Company is a party and in which the stockholders of the Company before such Change of Control do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such transaction; or (iv) an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

2.4 Cause. “Cause” is defined as: (i) the conviction for (or your plea of nolo contendere to) a felony or a crime involving moral turpitude; (ii) your material violation of any written Company policy or the material terms of this Agreement after written notice of such failure and failure to cure within ten (10) days; (iii) your failure to follow a lawful direction of the Board after written notice of such failure and failure to cure within ten (10) days; (iv) a breach of a fiduciary responsibility owing to the Company or any of its affiliates; (v) your failure to perform such duties as are reasonably delegated or assigned to you after written notice of such failure and failure to cure within ten (10) days; (vi) drug or alcohol abuse, but in the first instance of such drug or alcohol abuse, only if you fail to seek appropriate counseling or fails to complete a prescribed counseling program to the satisfaction of the Board; and (vii) a breach of any obligation relating to non-competition, non-solicitation of employees, customers, licensees or licensors, confidentiality, or ownership and/or rights as to creations and/or proprietary information or property, under any written agreement in effect from time to time, in favor of the Company.

2.5 Accrued Benefits. Upon your termination of employment for any reason, you, or your estate, as applicable, will receive your accrued but unpaid annual base compensation and any accrued but unpaid or otherwise vested benefits under any Company benefit or incentive plan.

3.          Parachute Provisions. Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Code, and without regard to whether such payments would subject Employee to the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Agreement, then the amount payable under this Agreement will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence will be made by the Company's independent auditors. In the event of any underpayment or overpayment under this Agreement (as determined after the application of this Section 5(f)), the amount of such underpayment or overpayment will be immediately paid by the Company to Employee or refunded by Employee to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, "Total After-Tax Payments" means the total of all "parachute payments" (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Employee (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

4.	Covenant Not to Compete; Nonsolicitation; Confidential Information; Nondisparagement.

4.1 You agree with the Company that you will not at any time, except in performance of your obligations to the Company or with the prior written consent of the Company, directly or indirectly, reveal to any “Person” (as defined in Section 3(9) of the Employee Retirement Income Security Act of 1974, as amended) (other than the Company, or its employees, officers, directors, shareholders, or agents) or use for your own benefit any information deemed to be confidential by the Company or any of its subsidiaries or affiliates (such subsidiaries and affiliates, collectively “Affiliates”) (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business affairs of the Company or any of its Affiliates, including, without limitation, any information concerning past, present, or prospective customers, manufacturing processes, marketing, operating, or financial data, or other confidential information used by, or useful to, the Company or any of its Affiliates and known (whether or not known with the knowledge and permission of the Company or any of its Affiliates and whether or not at any time prior to the Effective Date developed, devised, or otherwise created in whole or in part by your efforts) to you by reason of your employment by, shareholdings in or other association with the Company or any of its Affiliates. You further agree that you will retain all copies and extracts of any written or electronic Confidential Information acquired or developed by you during any such employment, shareholding, or association in trust for the sole benefit of the Company, its Affiliates, and their successors and assigns. You further agree that you will not, without the prior written consent of the Company, remove or take from the Company’s or any of its Affiliate’s premises (or if previously removed or taken, you will promptly return) any written or electronic Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company, you will promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company and its Affiliates, fully and completely, all rights created or contemplated by this Section 4.1. The term “Confidential Information” will not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, you. Your agreements set forth in this Section 4.1 regarding Confidential Information are independent of, and in addition to, your agreements set forth in the rest of Section 4 and will not be construed either to enlarge or to contract the scope of such other agreements.

4.2 You agree with the Company that, for so long as you are employed by the Company or any of its Affiliates and continuing for the Restricted Period (as defined below), you will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other Person, become involved in a Competing Business (as defined below) in any geographic area in which the Company or any of its Affiliates has engaged during such period in any of the activities which comprise a Competing Business, or in which you have knowledge of the Company’s plans to engage in any of the activities which comprise a Competing Business (including, without limitation, any area in which any customer of the Company or any of its Affiliates may be located). This Section 4.2 will not be violated, however, by owning in the aggregate less than one percent of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market.

4.3 As a separate and independent covenant, you agree with the Company that, for so long as you are employed by the Company or any of its Affiliates and continuing for the Restricted Period (as defined below), you will not in any way,(a) solicit, encourage or entice any client, customer, vendor, licensee, licensor, consultant or supplier of or to the Company to cease to do business with, or to reduce or modify the business such person or entity has done with or intends to do with, or to end, reduce or modify any relationship or proposed relationship of such person or entity with, the Company, or (b) interfere with, disrupt or attempt to disrupt or otherwise jeopardize any relationship of the Company with any client, customer, vendor, licensee, licensor, consultant or supplier or any other person or entity with whom the Company has a business relationship.

4.4 For purposes of this Section 4, a “Competing Business” means a business or enterprise (other than Company or its subsidiaries) that competes directly or indirectly with the business conducted by the Company or proposed to be conducted by the Company during the time you were employed by the Company or during the Restricted Period, within the geographical areas in which the Company is doing business or proposes to do business at the time of your termination of employment.

4.5 You confirm that all Confidential Information is and will remain the exclusive property of the Company and its Affiliates. All business records, papers, and documents kept or made by you relating to the business of the Company will be and remain the property of the Company and its Affiliates.

4.6 You agree to refrain during the Restricted Period and at all times thereafter from, disparaging, criticizing or making statements which may be perceived as negative, detrimental or injurious to the Company, or any of the management, owners, business, policies or practices of the Company.

4.7 Without intending to limit the remedies available to the Company and its Affiliates, you agree that a breach of any of the covenants contained in this Section 4 may result in material and irreparable injury to the Company or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company and its Affiliates will be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from engaging in activities prohibited by this Section 4 or such other relief as may be required specifically to enforce any of the covenants in this Section 4. Such injunctive relief in any court will be available to the Company and its Affiliates in lieu of, or prior to or pending determination in, any arbitration proceeding.

4.8 Although you and the Company consider the restrictions contained in this Section 4 to be the minimum restriction reasonable for the purposes of preserving the Company’s goodwill and other proprietary rights, if a final determination is made by a court that the time or territory, or any other restriction contained in this Section 4 is an unreasonable or otherwise unenforceable restriction against you, the provisions of this Section 4 will not be rendered void, but will be deemed amended to apply as to such maximum time and territory and to such other extent as the court may determine to be reasonable.

4.9 Notwithstanding anything to the contrary in Section 2.1, in the event that you breach any of the covenants contained in this Section 4:

a.	Any remaining payments or benefits to be provided under Section 2.1 will not be paid or will cease immediately upon such breach; and

b.	The Company will be entitled to the immediate repayment of all payments and benefits provided under Section 2.1.

4.10 You agree that the covenants contained in this Section 4 may be assigned by the Company, as needed, to affect its purpose and intent and that the Company’s assignee will be entitled to the full benefit of the restrictions enjoyed by the Company under the terms of these covenants.

4.11 The term “Restricted Period” means one (1) year following the termination of your employment for any reason; provided, however, that the Restricted Period will be extended by a period of time equal to any period during which you are in breach of any of the covenants set forth in this Section 4.

4.12 Binding Effect and Benefit.

4.13 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure by the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement. As used in this Agreement, “the Company” means the Company as defined above and any successor to the respective business or assets of the Company as abovementioned which assumes and agrees to perform this Agreement by operation of law, or otherwise.

4.14 This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If you should die while any amount is payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or, if there is no such designee, to your estate.

5.          Assignment. This Agreement will not be assignable by either party hereto, except as provided in Section 4.10 and by the Company to any successor in interest to the business of the Company, provided that the Company (if it remains a separate entity) will remain fully liable under this Agreement for all obligations, payments, and otherwise.

6.          Governing Law; Venue. This Agreement and the legal relations among the parties shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws. Any litigation arising in connection with or related to this

Agreement or any of the subject hereof shall be tried solely by and in the United States District Court for the Eastern District of Pennsylvania, provided that, if such litigation shall not be permitted to be tried by such court, then such litigation shall be held solely in the state courts of Pennsylvania sitting in Montgomery County. Each party hereto irrevocably consents to and confers personal jurisdiction on the United States District Court for the Eastern District of Pennsylvania, or, if (but only if) the litigation in question shall not be permitted to be tried by such court, or the state courts of Pennsylvania sitting in Montgomery County, and expressly waives any objection to the venue of such court, as the case may be and any argument that any case filed should be transferred to a more convenient forum. . EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT, OR THE EMPLOYMENT OF EMPLOYEE, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO AGREES THAT EITHER OF THEM MAY FILE A COPY OF THIS AGREEMENT UNDER SEAL WITH THE COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

7.          No Mitigation or Offset. In the event of termination of your employment, you will be under no obligation to seek other employment and there will be no offset against any payment or benefit provided for in this Agreement on account of any remuneration or benefits from any subsequent employment that you may obtain.

8.          Application of Code Section 409A. This Agreement shall be interpreted and administered to the extent practicable in a manner consistent with the following statement of intent: All benefits and compensation payable to Employee pursuant to this Agreement are intended to be exempt from the definition of "nonqualified deferred compensation plan" or "deferral of compensation" under Code Section 409A in accordance with one or more exemptions available under the Treasury Regulations promulgated under Code Section 409A. To the extent that any benefit or payment is or becomes subject to Code Section 409A, this Agreement is intended to comply with the requirements of Code Section 409A as applicable to such benefit or payment.

9.          Miscellaneous.

9.1 The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

9.2 No waiver by you or the Company at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company or you, respectively, will be deemed a waiver of that or any other provision at any subsequent time.

9.3 Upon any termination of employment that entitles you to payments and benefits under Section 2, you must, within 60 days of your termination of employment, execute a legally enforceable release agreement substantially in the form of Exhibit A attached hereto prior to the receipt of such payments and benefits. If such 60 day period begins in one taxable year and ends in a second taxable year, the payments and benefits will be provided or commence being provided, if at all, in the second taxable year. Any payments made to you will be paid net of any applicable withholding required under federal, state, local, or foreign law.

9.4 This Agreement is the exclusive agreement with respect to the severance benefits payable to you in the event of a termination of your employment. All prior negotiations and agreements are hereby merged into this Agreement. You acknowledge and agree that any employment agreement, offer letter, and/or any agreement regarding change in control or termination benefits, previously entered into between you and the Company is immediately null and void.

9.5 Notwithstanding the termination of this Agreement, the provisions which specify continuing obligations, compensation and benefits, and rights will remain in effect until such time as all such obligations are discharged, all such compensation and benefits are received, and no party or beneficiary has any remaining actual or contingent rights under this Agreement.

10.          Legal Fees. In the event of a dispute following a Change in Control, the Company, or its successor, will reimburse you for all reasonable legal fees and expenses incurred by you in attempting to obtain or enforce rights or benefits provided by this Agreement, if, with respect to any such right or benefit, you are successful in obtaining or enforcing such right or benefit (including by negotiated settlement).

If you agree to the terms of this Agreement, please sign on the line provided below and return two signed copies to the Company. A fully executed copy will be returned to you for your files after it is signed by the Company.

Sincerely,

STRATA Skin Sciences, Inc.

By:

Title:

Agreed to and accepted:

NAME

Dated:

APPENDIX A

FORM OF GENERAL RELEASE

Reference is made to the Severance Agreement dated as of ____________ (the “Severance Agreement”), between STRATA Skin Sciences, Inc., a Delaware corporation (the “Company”), and Shmuel Gov (the “Executive”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Severance Agreement, a copy of which is attached hereto.

SECTION 1.          Mutual Release.

(a)          General Waiver and Release. In consideration of their respective obligations under the Severance Agreement in connection with and following the Executive’s termination of employment with the Company and its affiliates, and subject to the limitations set forth in Section 2 hereof, the Company, on the one hand, does hereby release and forever discharge the Executive, and the Executive, on the other hand, does hereby release and forever discharge the Company, its present, former, and future shareholders, affiliates, direct and indirect parents, subsidiaries, successors, directors, officers, employees, agents, attorneys, heirs, and assigns (the “Company Parties” and, together with the Executive, the “Released Parties”), from any and all claims, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, damages, liabilities, attorneys’ fees, covenants, contracts, and agreements that the Executive may have against the Company Parties or the Company Parties may have against the Executive, or in the future may possess based on events occurring during the term of the Executive’s employment with the Company arising out of (i) the Executive’s employment relationship with or service as an employee or officer of the Company and its affiliates or the termination of such relationship or service or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date the Executive signs this Release, with respect to each other, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, or any other federal or state or local law or any foreign jurisdiction, whether such claim arises under statute, common law, or in equity, and whether or not any of the Released Parties are presently aware of the existence of such claim, damage, action or cause of action, suit, or demand (collectively, including claims, actions, and causes of action set forth in Section 1(b) below, the “Claims”). The Executive and the Company Parties also do forever release, discharge, and waive any right the Executive or the Company Parties may have to recover in any proceeding brought by any federal, state, or local agency against the Company Parties and the Executive, respectively, to enforce any laws. Each of the parties hereto agrees that the value received or to be received in the future as described in the Severance Agreement shall be in full satisfaction of any and all claims, actions, or causes of action for payment or other benefits of any kind that the Executive may have against the Company Parties and that the Company Parties may have against the Executive; provided, however, that nothing in this Agreement shall preclude the Company from recouping, or refusing to pay, (i) severance benefits under the Severance Agreement in accordance with Section 2.5 thereof or (ii) cash or equity incentive-based compensation paid or payable to the Executive in the event of a restatement of the Company’s financial statements pursuant to applicable law or regulation or Company policy adopted consistent with applicable law or regulation.

(b)          ADEA Release. In further recognition of the above, the Executive hereby releases and forever discharges each of the Company Parties from any and all claims, actions and causes of action that the Executive may have as of the date the Executive signs and delivers to the Company this Release arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).

SECTION 2.          Limitations.

(a)          No Impact on Obligations under the Severance Agreement or the Shareholder Agreement. The releases contained herein do not, are not intended to, and shall not be interpreted to serve as a release or waiver by the Executive or the Company Parties with respect to their respective rights and obligations set forth in the Severance Agreement. In particular, and without limiting the generality of the preceding sentence, the Executive does not waive or release any claim the Executive might now or in the future have to be paid or receive the payments and benefits provided for in Section 2 of the Severance Agreement, and the Company Parties do not waive or release any claim they might now or in the future have under Section 4 of the Severance Agreement.

(b)          No Impact on Indemnification Rights. The releases contained herein do not, are not intended to, and shall not be interpreted to serve as a release or waiver by the Executive with respect to any indemnification rights the Executive may have and such indemnification rights shall not be affected, modified, or extinguished by the Executive’s execution of this Release.

SECTION 3.          No Pending Litigation.

The Executive represents and agrees that the Executive has not filed, and will not file, any action, complaint, charge, grievance, or arbitration against any Company Party, except that such agreement shall not apply to any claim based on any matter which, pursuant to Section 2, is excluded from the scope of this Release. The Company hereby represents and agrees that no Company Party has filed, and no Company Party will file, any action, complaint, charge, grievance, or arbitration against the Executive except that such agreement shall not apply to any claim based on any matter which, pursuant to Section 2, is excluded from the scope of this Release.

SECTION 4.          Acknowledgment.

The Executive acknowledges and confirms that (i) the Executive has been advised in writing by the Company in connection with the Executive’s termination to consult with an attorney of the Executive’s choice prior to signing this Release and to have such attorney explain to the Executive the terms of the Release, including, without limitation, the terms relating to the Executive’s release of Claims arising under ADEA; (ii) the Executive has read this Release carefully and completely and understands each of the terms hereof; and (iii) the Executive was given not less than twenty-one (21) days to consider the terms of the Release and to consult with an attorney of the Executive’s choosing with respect thereto, and that for a period of seven (7) days following the Executive’s signing of this Agreement, the Executive shall have the option to revoke this Agreement in accordance with the terms set forth in Section 6 below.

SECTION 5.          Successors.

The rights and obligations under this Agreement shall inure to any and all successors of the Company.

SECTION 6.          Revocation.

The Executive shall have the right to revoke this Release during the seven-day period commencing immediately following the date the Executive signs and delivers this Agreement to the Company (the “Revocation Period”). The period shall expire at 5:00 p.m., Eastern Standard Time, on the last day of the seven-day period; provided, however, that if such seventh day is not a business day, the period shall extend to 5:00 p.m. on the next succeeding business day. In the event of any such revocation by the Executive, the obligations of the Company under this Release shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by a representative of the Company prior to the expiration of the Revocation Period.

SECTION 7.          Counterparts.

This Release may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

STRATA Skin Sciences, Inc.

By:
Name:

Title:

ACCEPTED AND AGREED:

[Name]

Dated: